Exhibit 99.1

Contacts:

Investors:	Media:
Patrick E. Flanigan III	Brian P. Gill
Vice President	Vice President
Investor Relations	Corporate Communications
(908) 673-9969	(908) 673-9530

CELGENE REPORTS FIRST QUARTER 2015

OPERATING AND FINANCIAL RESULTS

—    REVLIMID® Net Product Sales of $1.34B; Increased 17% Y/Y

—    Adjusted Diluted Earnings Per Share of $1.07, Increased 29% Y/Y; GAAP Diluted Earnings Per Share at $0.86

—    Portfolio and Platforms Strengthened By Strategic Deals with AstraZeneca, Quanticel and CRISPR

—    Over 100 Abstracts Highlighting Celgene and Celgene-Partnered Products and Research Expected at Major Medical Meetings in Second Quarter

SUMMIT, NJ — (April 30, 2015) — Celgene Corporation (NASDAQ: CELG) reported net product sales of $2,055 million for the first quarter of 2015.  Net product sales grew 20 percent from the same period in 2014 with operational growth of 22 percent.  The negative net impact of currency on net product sales was 2 percent.  First quarter total revenue increased 20 percent to $2,081 million compared to $1,730 million in the first quarter of 2014.  Adjusted net income for the first quarter of 2015 increased 26 percent to $891 million compared to $705 million in the first quarter of 2014.  For the same period, adjusted diluted earnings per share (EPS) increased 29 percent to $1.07 from $0.83, on a stock split-adjusted basis.

Based on U.S. GAAP (Generally Accepted Accounting Principles), Celgene reported first quarter of 2015 net income of $719 million or $0.86 per diluted share.  For the first quarter of 2014, net income was $280 million or $0.33 per diluted share, on a stock split-adjusted basis.

“Our first quarter results reflect the strength of our product portfolio and we expect the multiple global regulatory approvals achieved during the quarter to drive near term growth,” said Bob Hugin, Chairman and Chief Executive Officer of Celgene Corporation.  “Our continued investments in our franchises, innovative therapies and technologies position us for sustained growth beyond 2020.”

First Quarter 2015 Financial Highlights

Unless otherwise stated, all comparisons are for the first quarter of 2015 compared to the first quarter of 2014.  The adjusted operating expense categories presented below exclude share-based employee compensation expense, upfront collaboration payments and settlement of contingent obligations.  Please see the attached Reconciliation of GAAP to Adjusted Net Income for further information.

Net Product Sales Performance

•                  REVLIMID® sales for the first quarter increased 17 percent to $1,343 million which includes a negative net impact of foreign exchange of $22 million (1.9 percent).  Growth was driven by increases in overall market share and duration of therapy.  U.S. sales of $811 million and International sales of $532 million increased 26 percent and 6 percent, respectively.

•                  ABRAXANE® sales for the first quarter were $223 million, a 21 percent increase.  U.S. sales of $159 million and International sales of $64 million increased 12 percent and 48 percent, respectively.  The increase in sales reflects the impact of broad use in breast, lung and pancreatic cancers in the U.S. and early launch success for pancreatic cancer in Europe.

•                  POMALYST®/IMNOVID® sales were $199 million, a 46 percent increase year-over-year.  U.S. sales of $129 million and International sales of $70 million increased 45 percent and 49 percent, respectively.  POMALYST®/IMNOVID® sales were driven by market share gains and increasing duration in the U.S. and Europe.

•                  VIDAZA® first quarter sales decreased 3 percent to $144 million.  U.S. sales decreased 60 percent to $6 million impacted by the introduction of generic azacitidine in September 2013.  International sales were $138 million and increased 3 percent.  International sales were driven by increased demand in Europe.

•                  OTEZLA® sales in the first quarter of 2015 were $60 million.  OTEZLA® uptake and market share gains have been strong in the U.S. since the first approval in March 2014.  Prescription trends continue to accelerate since the U.S. approval for psoriasis in September 2014.

•                  All other product sales, which include THALOMID®, ISTODAX® and an authorized generic of VIDAZA® drug product in the U.S., were $86 million in the first quarter of 2015 compared to $95 million for the first quarter of 2014.

Research and Development (R&D)

Adjusted R&D expenses were $431 million for the first quarter of 2015 compared to $358 million for the first quarter of 2014.  The increase was primarily due to an increase in clinical trial activity for pipeline assets.  On a GAAP basis, R&D expenses were $506 million for the first quarter of 2015 and $714 million for the same period in 2014.  GAAP R&D expenses decreased primarily due to lower upfront payments for collaborations in the first quarter of 2015 compared to the first quarter of 2014.

Selling, General, and Administrative (SG&A)

Adjusted SG&A expenses were $463 million for the first quarter of 2015 compared to $418 million for the first quarter of 2014.  The change was primarily due to ongoing launch expenses for OTEZLA® in the U.S. and Europe as well as increases in selling and marketing activities related to recently approved indications for POMALYST®/IMNOVID® and ABRAXANE®.  On a GAAP basis, SG&A expenses were $529 million for the first quarter of 2015 compared to $494 million for the same period in 2014.

Cash, Cash Equivalents, and Marketable Securities

In the first quarter of 2015, Celgene purchased approximately 9.5 million of its shares at a total cost of approximately $1,132 million.  As of March 31, 2015, Celgene had $2,014 million remaining under its stock repurchase program.

Operating cash flow was $858 million in the first quarter of 2015.  Celgene ended the quarter with $7,314 million in cash, cash equivalents and marketable securities.

Product and Pipeline Updates

Hematology

REVLIMID®: In February, the U.S. Food and Drug Administration expanded the approved indication for REVLIMID® to include the treatment of patients with newly diagnosed multiple myeloma (NDMM), in combination with dexamethasone.  Also in February, the European Commission (EC) approved REVLIMID® for the treatment of adult patients with previously untreated multiple myeloma who are not eligible for transplant.  Celgene is actively involved in reimbursement discussions and launch activities across Europe.

At the American Society of Clinical Oncology (ASCO) Annual Meeting beginning in May, updated overall survival data from the FIRST® trial as well as data on REVLIMID® in combination with novel compounds in multiple myeloma are expected to be presented.  Also, results from the Follicular Lymphoma Analysis of Surrogacy Hypothesis (FLASH) in first-line follicular lymphoma will be presented.  Celgene is sponsoring five phase III trials with REVLIMID® in lymphoma with data expected beginning in early 2017.

POMALYST®: In March, Japan’s Ministry of Health, Labour and Welfare approved POMALYST® for the treatment of relapsed and refractory multiple myeloma.  Reimbursement is expected mid-year.

Luspatercept and Sotatercept: Celgene, in collaboration with partner Acceleron, is presenting additional phase II data on sotatercept in lower-risk myelodysplastic syndromes (MDS) and luspatercept in MDS at the 13th International Symposium on Myelodysplastic Syndromes. The companies plan to initiate a phase III program with luspatercept in beta-thalassemia and MDS by year-end 2015.

In April, Celgene announced that it had entered into a strategic collaboration with AstraZeneca to develop and commercialize MEDI4736, an anti-PD-L1 monoclonal antibody, for hematologic malignancies including multiple myeloma, non-Hodgkin’s lymphoma and myeloid diseases.  The agreement provides a negotiation period to expand the agreement for other immuno-therapeutics.

Oncology

ABRAXANE®: In March, Celgene announced that the EC approved ABRAXANE® in combination with carboplatin for the first-line treatment of non-small cell lung cancer (NSCLC) in adult patients who are not candidates for potentially curative surgery and/or radiation therapy.  Celgene is actively involved in reimbursement discussions and launch activities across Europe.

Demcizumab: Celgene’s collaboration partner, OncoMed, has begun enrollment in phase II trials of demcizumab in first-line advanced-stage NSCLC and pancreatic cancer.  In April, data from a phase Ib trial of demcizumab in NSCLC were presented at the European Lung Cancer Conference.  At ASCO, phase I data on demcizumab in pancreatic cancer and NSCLC will be presented.

Inflammation & Immunology (I&I)

OTEZLA®: In January, Celgene announced that the EC granted marketing authorization for OTEZLA® for moderate-to-severe chronic plaque psoriasis and the treatment of active psoriatic arthritis.  Celgene is actively involved in reimbursement discussions and launch activities across Europe.

At the 73rd Annual Meeting of the American Academy of Dermatology in March, data were presented on the phase III LIBERATETM (PSOR-010) trial which evaluated the clinical efficacy and safety of oral OTEZLA® or weekly subcutaneous etanercept compared with placebo at week 16.  A post-hoc analysis revealed no significant difference between OTEZLA® and etanercept (P=0.2565) in PASI-75 at week 16.  LIBERATETM was not designed or powered to directly compare OTEZLA® to etanercept.  Among patients who switched from etanercept to OTEZLA® at week 16, more patients achieved a PASI-75 response at week 32 than at week 16 [61 percent (n=51/83) vs. 48 percent (n=40/83), respectively].

Results from a multicenter, randomized, placebo-controlled phase II trial (BCT-001) of OTEZLA® in patients with Behçet’s disease were published in the April 16 issue of The New England Journal of Medicine.  Behçet’s disease is a rare, chronic inflammatory disorder characterized by recurrent oral and genital ulcers, which are considered a hallmark of the disease.  Joint inflammation and recurrent skin and eye lesions may also occur.  Based on the phase II results, Celgene has filed with regulatory authorities in Turkey and has initiated a global phase III trial.

GED-0301 (mongersen): Results from a double-blind, placebo-controlled, multicenter phase II trial of GED-0301 in patients with active Crohn’s disease were published in the March 19 issue of The New England Journal of Medicine.

A randomized, double-blind registration-enabling endoscopy trial with GED-0301 has initiated.  The primary endpoint of the 52-week trial is the change in Simplified Endoscopic Activity Score for

Crohn’s disease (SES-CD Score) at twelve weeks and secondary endpoints include Crohn’s Disease Activity Index (CDAI) remission.  Phase III trials with GED-0301 in Crohn’s disease will begin enrollment in mid-2015.  A phase II trial of GED-0301 in ulcerative colitis will begin enrollment in late 2015.

At the Digestive Disease Week Annual Meeting in May, data on patient reported outcomes (PRO2) and the impact of severity and duration of active Crohn’s disease efficacy from the phase II trial of GED-0301 in Crohn’s disease will be presented.

Research and Early Development

In April, Celgene and Quanticel Pharmaceuticals, Inc., a privately held biotechnology company, announced a definitive share purchase agreement under which Celgene would acquire Quanticel.  Upon closure of the acquisition, Celgene will have full access to Quanticel’s proprietary platform for the single-cell genomic analysis of human cancer, as well as Quanticel’s lead programs that target specific epigenetic modifiers to advance Celgene’s pipeline of innovative cancer therapies.  Multiple drug candidates from Quanticel are expected to enter the clinic in early 2016.  Under the agreement terms, Celgene will acquire Quanticel for an upfront payment of $100 million in cash and up to an additional $385 million in contingent payments may be achieved related to Quanticel’s research and development platform.  The acquisition is expected to close in the second half of 2015.

In January, Celgene agreed to exercise its option to obtain an exclusive license outside the U.S. for Agios’ AG-120, an inhibitor for the mutant IDH1 protein, under the terms of the 2010 collaboration agreement.  AG-120 is currently being evaluated in two phase I dose escalation trials in advanced hematologic malignancies and advanced solid tumors.  Celgene also entered into a new joint worldwide development and profit share agreement for AG-881, Agios’ small molecule that has shown in preclinical studies to fully penetrate the blood brain barrier in IDH1 and IDH2 mutant cancer models.  Clinical development of AG-881 is expected to begin in the second quarter of 2015.

Celgene advanced multiple internal pipeline assets during the quarter including initiating a phase I trial in multiple myeloma and solid tumors with CC-90002, an anti-CD47 monoclonal antibody.  In addition, phase II trials of CC-486 in metastatic breast cancer and nasopharyngeal cancer, as well as a phase I trial in diffuse large B-cell lymphoma have begun enrollment.

Celgene entered into equity investment deals with CRISPR Therapeutics and Mesoblast Limited.  Celgene invested CHF 25 million (USD 26 million) in CRISPR Therapeutics, a biopharmaceutical company created to translate CRISPR-Cas9 (clustered regularly interspaced short palindromic repeats-CRISPR-associated9), a breakthrough gene-editing technology, into transformative medicines for serious human diseases.  Genome editing technologies enable the deletion, insertion or correction of DNA at specific targeted sites within an organism’s genome.  The power of the technology lies in its ability to specifically target any site in the genome and to alter the DNA sequence at that site.  Celgene’s investment in CRISPR Therapeutics represents a commitment to funding novel technologies that may translate into innovative therapies.

In April, Celgene agreed to purchase 15.3 million ordinary shares in Mesoblast Limited for AUD 58.5 million (USD 45 million). In addition, Celgene has a six-month right of first refusal with respect to Mesoblast’s proprietary mesenchymal lineage adult stem cell product candidates for the prevention and treatment of acute graft versus host disease, certain oncologic diseases, inflammatory bowel diseases, and organ transplant rejection.  The arrangement has the potential to add to Celgene’s leading cellular and regenerative medicine pipeline.

Reaffirming 2015 Adjusted Guidance

•                  Total net product sales are expected to be $9,000 million to $9,500 million

•                  REVLIMID® net sales are expected to be in the range of $5,600 million to $5,700 million

•                  ABRAXANE® net sales are expected to be in the range of $1,000 million to $1,250 million

•                  Adjusted operating margin is expected to be approximately 52 percent.  GAAP operating margin is expected to be approximately 36.4 percent

•                  Adjusted diluted EPS is expected to be in the range of $4.60 to $4.75; GAAP diluted EPS is expected to be in the range of $2.97 to $3.19

First Quarter 2015 Conference Call and Webcast Information

Celgene will host a conference call to discuss the first quarter of 2015 operating and financial performance on Thursday, April 30, 2015, at 9 a.m. ET.  The conference call will be available by webcast at www.celgene.com. An audio replay of the call will be available from noon April 30, 2015, until midnight ET May 7, 2015.  To access the replay in the U.S., dial (855) 859-2056; outside the U.S. dial (404) 537-3406.  The participant passcode is 16493413.

About Celgene

Celgene Corporation, headquartered in Summit, New Jersey, is an integrated global biopharmaceutical company engaged primarily in the discovery, development and commercialization of innovative therapies for the treatment of cancer and inflammatory diseases through gene and protein regulation. For more information, please visit www.celgene.com. Follow Celgene on Social Media: @Celgene, Pinterest, LinkedIn and YouTube.

About REVLIMID®

In the U.S., REVLIMID® (lenalidomide) in combination with dexamethasone is indicated for the treatment of patients with multiple myeloma.  REVLIMID® is indicated for patients with transfusion-dependent anemia due to Low- or Intermediate-1-risk myelodysplastic syndromes (MDS) associated with a deletion 5q cytogenetic abnormality with or without additional cytogenetic abnormalities.  REVLIMID® is approved in the U.S. for the treatment of patients with mantle cell lymphoma (MCL) whose disease has relapsed or progressed after two prior therapies, one of which included bortezomib.  Limitations of Use: REVLIMID® is not indicated and is not recommended for the treatment of chronic lymphocytic leukemia (CLL) outside of controlled clinical trials.

About ABRAXANE®

In the U.S., ABRAXANE® for Injectable Suspension (paclitaxel protein-bound particles for injectable suspension) (albumin-bound) is indicated for the treatment of breast cancer after failure of combination chemotherapy for metastatic disease or relapse within six months of adjuvant chemotherapy.  Prior therapy should have included an anthracycline unless clinically contraindicated.  ABRAXANE® is indicated for the first-line treatment of locally advanced or metastatic non-small cell lung cancer, in combination with carboplatin, in patients who are not candidates for curative surgery or radiation therapy.  ABRAXANE® is also indicated for the first-line treatment of metastatic adenocarcinoma of the pancreas in combination with gemcitabine.

About POMALYST®

In the U.S., POMALYST® (pomalidomide) is indicated for patients with multiple myeloma who have received at least two prior therapies including lenalidomide and bortezomib and have demonstrated disease progression on or within 60 days of completion of the last therapy.  Approval is based on response rate.  Clinical benefit such as improvement in survival or symptoms has not been verified.

About VIDAZA®

In the U.S., VIDAZA® (azacitidine for injection) is indicated for treatment of patients with the following French-American-British (FAB) myelodysplastic syndrome subtypes: refractory anemia (RA) or refractory anemia with ringed sideroblasts (RARS) (if accompanied by neutropenia or thrombocytopenia or requiring transfusions), refractory anemia with excess blasts (RAEB), refractory anemia with excess blasts in transformation (RAEB-T), and chronic myelomonocytic leukemia (CMMoL).

About OTEZLA®

In the U.S., OTEZLA® (apremilast) is indicated for the treatment of adult patients with active psoriatic arthritis.  OTEZLA® is indicated in the U.S. for the treatment of patients with moderate to severe plaque psoriasis who are candidates for phototherapy or systemic therapy.

Forward-Looking Statements

This press release contains forward-looking statements, which are generally statements that are not historical facts.  Forward-looking statements can be identified by the words “expects,” “anticipates,” “believes,” “intends,” “estimates,” “plans,” “will,” “outlook” and similar expressions.  Forward-looking statements are based on management’s current plans, estimates, assumptions and projections, and speak only as of the date they are made.  We undertake no obligation to update any forward-looking statement in light of new information or future events, except as otherwise required by law.  Forward-looking statements involve inherent risks and uncertainties, most of which are difficult to predict and are generally beyond our control.  Actual results or outcomes may differ materially from those implied by the forward-looking statements as a result of the impact of a number of factors, many of which are discussed in more detail in our Annual Report on Form 10-K and our other reports filed with the Securities and Exchange Commission.

In addition to financial information prepared in accordance with U.S. GAAP, this press release also contains adjusted financial measures that we believe provide investors and management with supplemental information relating to operating performance and trends that facilitate comparisons between periods and with respect to projected information.  These adjusted financial measures are non-GAAP and should be considered in addition to, but not as a substitute for, the information prepared in accordance with U.S. GAAP.  We typically exclude certain GAAP items that management does not believe affect our basic operations and that do not meet the GAAP definition of unusual or non-recurring items.  Other companies may define these measures in different ways.  See the attached Reconciliations of GAAP to Adjusted Net Income for explanations of the amounts excluded and included to arrive at the adjusted measures for the three-month periods ended March 31, 2015 and 2014, and for the projected amounts for the year ending December 31, 2015.

#  #  #

Celgene Corporation and Subsidiaries

Condensed Consolidated Statements of Income

(Unaudited)

(In millions, except per share data)

	Three-Month Periods Ended
	March 31,
	2015	2014

Net product sales	$2,055.2	$1,707.5
Other revenue	25.6	22.5
Total revenue	2,080.8	1,730.0

Cost of goods sold (excluding amortization of acquired intangible assets)	104.0	86.1
Research and development	506.0	713.7
Selling, general and administrative	529.2	494.1
Amortization of acquired intangible assets	63.6	65.7
Acquisition related charges, net	19.0	8.6
Total costs and expenses	1,221.8	1,368.2

Operating income	859.0	361.8

Interest and investment income, net	9.0	6.4
Interest (expense)	(49.2)	(29.3)
Other income (expense), net	8.3	(6.6)

Income before income taxes	827.1	332.3

Income tax provision	108.2	52.6

Net income	$718.9	$279.7

Net income per common share:(1)
Basic	$0.90	$0.34
Diluted	$0.86	$0.33

Weighted average shares:(1)
Basic	798.9	811.5
Diluted	834.1	845.1

	March 31,	December 31,
	2015	2014
Balance sheet items:
Cash, cash equivalents & marketable securities	$7,313.5	$7,546.7
Total assets	17,480.5	17,340.1
Short-term borrowings and current portion of long-term debt	504.4	605.9
Long-term debt	6,303.0	6,265.7
Total stockholders’ equity	6,764.8	6,524.8

(1)         Following stockholder approval, the Company amended its certificate of incorporation on June 18, 2014, to increase the number of authorized shares of common stock from 575.0 million to 1.150 billion and effect a two-for-one stock split of its outstanding common stock. Accordingly, all share and per share amounts presented herein reflect the impact of the stock split.

Celgene Corporation and Subsidiaries

Reconciliation of GAAP to Adjusted Net Income

(In millions, except per share data)

	Three-Month Periods Ended
	March 31,
	2015	2014

Net income - GAAP	$718.9	$279.7

Before tax adjustments:
Cost of goods sold (excluding amortization of acquired intangible assets):
Share-based compensation expense (1)	6.7	6.1

Research and development:
Share-based compensation expense (1)	56.2	47.0
Upfront collaboration expense (2)	19.0	309.0

Selling, general and administrative:
Share-based compensation expense (1)	65.9	51.3
Settlement of contingent obligation (3)	—	25.0

Amortization of acquired intangible assets (4)	63.6	65.7

Acquisition related charges, net:
Change in fair value of contingent consideration (5)	19.0	8.6

Net income tax adjustments (6)	(58.3)	(87.5)
Net income - Adjusted	$891.0	$704.9

Net income per common share - Adjusted
Basic	$1.12	$0.87
Diluted	$1.07	$0.83

In addition to financial information prepared in accordance with U.S. GAAP, this press release also contains adjusted financial measures that we believe provide investors and management with supplemental information relating to operating performance and trends that facilitate comparisons between periods and with respect to projected information. These adjusted financial measures are non-GAAP and should be considered in addition to, but not as a substitute for, the information prepared in accordance with U.S. GAAP. We typically exclude certain GAAP items that management does not believe affect our basic operations and that do not meet the GAAP definition of unusual or non-recurring items. Other companies may define these measures in different ways.

Explanation of adjustments:

(1)	Exclude share-based compensation expense totaling $128.8 for the three-month period ended March 31, 2015 and $104.4 for the three-month period ended March 31, 2014.
(2)	Exclude upfront payment expense for research and development collaboration arrangements.
(3)	Exclude settlement of a contingent obligation to make matching contributions to a non-profit organization.
(4)

Exclude amortization of intangible assets acquired in the acquisitions of Pharmion Corp., Gloucester Pharmaceuticals, Inc. (Gloucester), Abraxis BioScience Inc. (Abraxis) and Celgene Avilomics Research, Inc. (Avila).

(5)	Exclude changes in the fair value of contingent consideration related to the acquisitions of Gloucester, Abraxis, Avila and Nogra Pharma Limited.
(6)

Net income tax adjustments reflect the estimated tax effect of the above adjustments and the impact of certain other non-operating tax adjustments, including the effects of acquisition related matters, adjustments to the amount of unrecognized tax benefits, and nonrecurring items connected with the launch of new products.

Celgene Corporation and Subsidiaries

Reconciliation of Full-Year 2015 Projected GAAP to Adjusted Net Income

(In millions, except per share data)

	Range
	Low	High

Projected net income - GAAP (1)	$2,468.2	$2,651.5

Before tax adjustments:
Cost of goods sold (excluding amortization of acquired intangible assets):
Share-based compensation expense	36.5	34.0

Research and development:
Share-based compensation expense	268.9	255.4
Upfront collaboration expense	499.0	499.0

Selling, general and administrative:
Share-based compensation expense	304.0	292.1

Amortization of acquired intangible assets	254.6	254.6

Acquisition related charges, net:
Change in fair value of contingent consideration	116.2	91.0

Net income tax adjustments	(129.4)	(135.1)

Projected net income - Adjusted	$3,818.0	$3,942.5

Projected net income per diluted common share - GAAP	$2.97	$3.19

Projected net income per diluted common share - Adjusted	$4.60	$4.75

Projected weighted average diluted shares	830.0	830.0

(1)         Our projected 2015 earnings do not include the effect of any business combinations, collaboration agreements, asset acquisitions, intangible asset impairments, or changes in the fair value of our CVRs issued as part of the acquisition of Abraxis that may occur after the day prior to the date of this press release.

Celgene Corporation and Subsidiaries

Net Product Sales

(In millions)

	Three-Month Periods
	Ended March 31,		% Change
	2015	2014	Reported	Operational(1)	Currency(2)

REVLIMID®
U.S.	$810.8	$641.8	26.3%	26.3%	0.0%
International	532.1	502.0	6.0%	10.4%	(4.4)%
Worldwide	1,342.9	1,143.8	17.4%	19.3%	(1.9)%

ABRAXANE®
U.S.	159.1	141.5	12.4%	12.4%	0.0%
International	64.3	43.3	48.5%	46.8%	1.7%
Worldwide	223.4	184.8	20.9%	20.5%	0.4%

POMALYST®/IMNOVID®
U.S.	128.4	88.7	44.8%	44.8%	0.0%
International	70.1	46.9	49.5%	46.8%	2.7%
Worldwide	198.5	135.6	46.4%	45.5%	0.9%

VIDAZA®
U.S.	5.9	14.6	(59.6)%	(59.6)%	0.0%
International	137.7	133.8	2.9%	7.1%	(4.2)%
Worldwide	143.6	148.4	(3.2)%	0.6%	(3.8)%

azacitidine for injection
U.S.	20.6	18.4	12.0%	12.0%	0.0%
International	—	—	N/A	N/A	N/A
Worldwide	20.6	18.4	12.0%	12.0%	0.0%

OTEZLA®(3)
U.S.	59.4	—	N/A	N/A	N/A
International	0.9	—	N/A	N/A	N/A
Worldwide	60.3	—	N/A	N/A	N/A

THALOMID®
U.S.	32.4	40.0	(19.0)%	(19.0)%	0.0%
International	14.5	18.0	(19.4)%	(12.8)%	(6.6)%
Worldwide	46.9	58.0	(19.1)%	(17.1)%	(2.0)%

ISTODAX®
U.S.	15.2	14.9	2.0%	2.0%	0.0%
International	1.3	1.2	8.3%	13.6%	(5.3)%
Worldwide	16.5	16.1	2.5%	2.9%	(0.4)%

All Other
U.S.	1.8	1.8	N/A	N/A	N/A
International	0.7	0.6	N/A	N/A	N/A
Worldwide	2.5	2.4	N/A	N/A	N/A

Total Net Product Sales
U.S.	1,233.6	961.7	28.3%	28.3%	0.0%
International	821.6	745.8	10.2%	13.8%	(3.6)%
Worldwide	$2,055.2	$1,707.5	20.4%	22.0%	(1.6)%

(1)	- Operational includes impact from both volume and price
(2)	- Currency includes the impact from both foreign exchange rates and hedging activities
(3)

- OTEZLA® was approved in the U.S. for Psoriatic Arthritis in March 2014 and approved in the U.S. for Psoriasis in September 2014. OTEZLA® was approved for Psoriatic Arthritis and Plaque Psoriasis in the EU in January 2015.